Sub-Item 77I.  Terms of new or amended securities

Dreyfus Investment Funds

(the "Registrant")

            Dreyfus/The Boston Company Small Cap Value Fund

(the "Fund")

At the meeting held on April 27-28, 2016, the Board of Trustees of the Registrant approved: 1) to begin offering Class A shares, the creation of which had previously been authorized but not approved for offering; 2) the re-opening of Class I shares to new investors; and 3) the creation of two additional share classes, Class C and Class Y shares, descriptions of each which appear in the documents, or section of the documents, incorporated by reference below:

1.      The disclosure in the Fund's Prospectus under the headings "Fees and Expenses," "Performance" and "Purchase and Sale of Fund Shares" in the "Fund Summary" section and "Buying and Selling Shares," "Services for Fund Investors" and "Financial Highlights" in the "Shareholder Guide" section and the disclosure in the Fund's Statement of Information, on the cover page and under the headings "Share Ownership," "Shareholder Services," "Additional information About How to Buy Shares" and "Additional Information About Shareholder Services" is incorporated by reference to Post-Effective Amendment No. 185 to the Registrant's Registration Statement on Form N-1A, filed on July 27, 2016, effective as of August 1, 2016 ("Amendment No. 185").

2.      The Registrant’s Certificate of Amendment, incorporated by reference to Exhibit (a)(7) of Amendment No. 185.

3.      The Registrant's Rule 18f-3 Plans, incorporated by reference to Exhibit (n)(1) of Amendment No. 185.